Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | April 1, 2019 Issuer: Tenor: Reference Asset: Upside Leverage Factor: Minimum Payment at Maturity: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Barclays Bank PLC Approximately 3 years The EURO STOXX 50® Index (Bloomberg ticker: “SX5E <Index>”) [1.20 – 1.25], to be determined on the Initial Valuation Date $950.00 per $1,000 principal amount of notes Hypothetical Payment at Maturity 06747MKK1 / US06747MKK10 The Closing Value of the Reference Asset on the Initial Valuation Date The Closing Value of the Reference Asset on the Final Valuation Date April 25, 2019 April 30, 2019 April 25, 2022 April 28, 2022 Selected Structure Definitions Payment at Maturity: If you hold your notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:  If the Reference Asset Return is greater than 0.00%, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return x Upside Leverage Factor) If the Reference Asset Return is less than or equal to 0.00% but greater than or equal to -5.00%, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return) If the Reference Asset Return is less than -5.00%, the Minimum Payment at Maturity If the Reference Asset Return is less than or equal to 0.00%, you may lose up to 5.00% of the principal amount of your notes.   Reference Asset Return: The performance of the Reference Asset from the Initial Value to the Final Value All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated March 22, 2019 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.  Assuming that the Upside Leverage Factor will be set at 1.20 Reference Asset Return Payment at Maturity Total Return on Notes 80.00% $1,960.00 96.00% 60.00% $1,720.00 72.00% 40.00% $1,480.00 48.00% 20.00% $1,240.00 24.00% 10.00% $1,120.00 12.00% 0.00% $1,000.00 0.00% -2.50% $975.00 -2.50% -5.00% $950.00 -5.00% -10.00% $950.00 -5.00% -20.00% $950.00 -5.00% -40.00% $950.00 -5.00% -60.00% $950.00 -5.00% -80.00% $950.00 -5.00% SX5E Notes

Fact Sheet | April 1, 2019 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 3.45% of the principal amount of the notes, or up to $34.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be   the Initial Valuation Date is expected to be between $923.20 and $953.20 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Loss of Up To 5.00% of Principal Amount—If the Reference Asset bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Asset is not  Return is less than 0.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below 0.00%, subject to the Minimum Payment at Maturity of $950.00 per $1,000 principal amount of notes. Accordingly, you may lose up to 5.00% of the principal amount of your notes. Payment at Maturity Is Based Solely on Closing Value on Final Valuation  an indication of the future performance of the Reference Asset over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   Date—The Final Value (and resulting Reference Asset Return) will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date (as compared to the Initial Value). Accordingly, if the value of the Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the value(s) of the Reference Asset at any time prior to such drop. the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There  may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are  uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks di scussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as th e information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747MKK1.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offerin g Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date . We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. SX5E Notes